Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

May 15, 2024

Board of Directors

John Bean Technologies Corporation

70 West Madison Street, Suite 4400

Chicago, IL 60602

Re:	Registration Statement on Form S-4 of John Bean Technologies Corporation, filed May 15, 2024 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 4, 2024 (“Opinion Letter”), with respect to the fairness from a financial point of view to John Bean Technologies Corporation (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for all of the outstanding shares, nominal value ISK 1.00 per share, of Marel hf. (“Marel”) pursuant to the Transaction Agreement, dated as of April 4, 2024, by and among the Company, Marel and John Bean Technologies Europe B.V., a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers—About the Transaction,” “Summary—Opinion of JBT’s Financial Advisor,” “The Transaction—Background of the Transaction,” “The Transaction—JBT Board’s Reasons for the Transaction,” “The Transaction—Opinion of JBT’s Financial Advisor,” and “The Transaction—Certain JBT Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)